                                                                   EXHIBIT 10.10

                                  STANDARD FORM
                                 LEASE EXTENSION

      In connection with a lease currently in effect between the parties at 233, 234, 236, 238, 240 AND 252 West Cummings Park, Woburn, Massachusetts executed on March 10, 1995 and terminating on February 28, 2001, and in consideration of the mutual benefits to be derived herefrom, Cummings Properties Management, Inc. Inc. LESSOR, and Anika Therapeutics, Inc. f/k/a Anika Research, Inc., LESSEE, hereby agree, effective December 1, 1998, to amend said lease as follows:

      1. The lease is hereby extended for an additional term of three (3) years ending at noon on February 28, 2004.

      2. Base rent is hereby changed to three hundred fifty seven thousand seven hundred nine and 00/100 ($357,709.00) dollars per year or $29,809.08 per month.

      3. The base month from which to determine the amount of each annual Increase in the "Cost of Living" is hereby changed to November 1997 , which figure shall be compared with the figure for November 1998, and each November thereafter to determine the percentage increase (if any) in the base rent to be paid during the following calendar year.

      4.    THIS PARAGRAPH DOES NOT APPLY

      5.    THIS PARAGRAPH DOES NOT APPLY

      6. To the extent that any inconsistency exists between this Lease Extension and the lease, the conditions contained herein shall control and supersede any earlier provisions.

      7. The parties acknowledge and agree that notwithstanding anything in Paragraph A of the Rider to Lease to the contrary, the correct size of 233 West Cummings Park is 4,760 square feet, not 5,595 square feet. Therefore, the size of the entire leased premises is 24,970 square feet, not 25,805 square feet. As a result of this correction in the size of the leased premises, a reduction in rent has been incorporated into the rent change provided above. In addition, LESSEE may take a $29,325.18 credit towards rent due for the month of December 1998 and a $2,410.66 credit towards rent due for the month of January 1999 on-account of the prior overpayments by LESSEE based on the incorrect square footage.

      8. * Provided LESSEE is not then in default of this lease or in arrears of any rent or invoice payment, LESSEE shall have the right to extend this lease, including all terms, conditions, escalations, etc., for one additional period of five (5) years ("the extended lease term") by serving LESSOR with written notice of its desire to so extend the lease. The time for serving such written notice shall be not more than 12 months or less than 6 months prior to the expiration of the initial lease term. Time is of the essence.

      9. Notwithstanding the provisions of Sections 2 and 3 above, annual base rent during the extended lease term shall be recalculated at LESSOR's published annual rental rate as of the commencement of the extended lease term for similar space, and the base month from which to determine the amount of each "Cost of Living" adjustment during the extended lease term shall then be changed to January 2003. The "comparison" month shall be changed to November 2003, and the first adjustment during the extended lease term shall take place with the rent due on March 1, 2004. Section 1 of the lease shall continue to apply in all other respects during the extended lease term.

      10. During the period December 1, 1998 through February 28, 2004, LESSEE shall have the one-time right of first lease of approximately 2,800 square feet of additional space at 250 West Cummings Park at LESSOR's then current published rental rate for said space as it becomes available for lease directly from LESSOR, subject to the right of the current lessee (if any) to extend or otherwise renegotiate its lease. LESSEE shall have 48 hours from receipt of notice from LESSOR of said availability to execute LESSOR's then current standard form lease or amendment to lease for said additional space. If LESSOR fails to notify LESSEE of the availability of said space and leases said space to others, and if LESSEE notifies LESSOR of its desire to lease said space and immediately executes LESSOR's then current standard form lease for said space, LESSOR Shall then have 60 days to relocate the other party. If LESSOR fails to relocate the other party within said 60 days and execute the new lease or amendment to lease with LESSEE, then LESSEE may elect, by serving LESSOR written notice within 30 days after expiration of the relocation period, to occupy a similar amount of additional space on a no-charge basis until such time as LESSOR delivers possession of 250 West Cummings Park. This shall: be LESSEE's exclusive remedy for any failure by LESSOR to deliver possession of 250 West Cummings Park or any breach by LESSOR of the provisions of this paragraph. Time is of the essence.

      All other terms, conditions and covenants of the lease shall continue to apply. In Witness, Whereof, LESSOR and LESSEE have hereunto set their hands and common seals this 23rd day of March, 1998.


LESSOR:  CUMMINGS PROPERTIES           LESSEE:  ANIKA THERAPEUTICS, INC.
         MANAGEMENT, INC.

By: /s/ DOUGLAS STEPHENS                 By /s/ SEAN MORAN
    --------------------                    --------------
    Executive Vice President             Sean Moran